Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BBX Capital, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share (3)	Rule 457(c) and (h)	800,000 shares	$7.53	$6,024,000	$0.0000927	$558.42
Total Offering Amounts					$6,024,000		-
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$558.42

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A Common Stock which may become issuable under the BBX Capital, Inc. 2021 Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s Class A Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee based on the average of the high and low prices of the registrant’s Class A Common Stock on the OTCQX on June 16, 2022.

(3)

Each share of Class A Common Stock registered hereunder includes an associated right to purchase from the registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock for $50.00. These purchase rights are not exercisable until the occurrence of certain prescribed events, none of which has occurred. These purchase rights are, and until the occurrence of any such prescribed event these purchase rights will be, attached to the associated shares of Common Stock and may be transferred only with such shares of Common Stock. The value attributable to these purchase rights, if any, is reflected in the value of the associated shares of Common Stock.